EXHIBIT 10.11

STOCKHOLDERS AGREEMENT

                           This Stockholders Agreement, dated as of  July 31, 2001 (as it may be amended from time to time, this “Agreement”), is made by and among Electric City Corp., a Delaware corporation (the “Company”), and each of the other entities set forth on Schedule I hereto from time to time and shall become effective on the Closing Date (as defined in the Securities Purchase Agreement).

WITNESSETH

                           WHEREAS, the Company and the Holders have entered into that certain Securities Purchase Agreement, dated as of July 31, 2001 (as it may be amended from time to time, the “Securities Purchase Agreement”), whereby the Company will sell and the Holders will buy shares of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), together with shares of Common Stock, warrants to purchase Series A Preferred Stock and warrants to purchase Common Stock; and

                           WHEREAS, it is a condition to the obligations of the Holders to purchase such securities pursuant to the Securities Purchase Agreement that the parties hereto enter into this Agreement.

AGREEMENT

                           NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

                           1.1        Defined Terms.  All terms capitalized but not defined herein shall have the meaning attributable to such terms in the Securities Purchase Agreement, except where the context otherwise requires.  The following additional terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

                           “Additional Purchase Agreement” means the securities purchase agreement providing for the issuance and sale of Series A Preferred Stock and Series A Preferred Stock Warrants to the Additional Purchasers, as contemplated by Section 2.3 of the Securities Purchase Agreement.

                           “Additional Purchaser” shall mean each purchaser under the Additional Purchase Agreement.

                           “Affiliate” means, as applied to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such other Person, whether through the ownership of voting securities or by contract or otherwise.

                           “Agreement” shall have the meaning set forth in the preamble hereof.

                           “Board Observer” means an individual who shall not be a member of the Board and who shall have the rights set forth in Section 2.3 hereof.

                           “Board” means the Board of Directors of the Company.

                           “Certificate of Designations” means the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Electric City Corp. referenced in the Securities Purchase Agreement.

                           “Change of Control Transaction” means a transaction that results in the occurrence of any of the following events:  (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (ii) the Company consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (iii) any person consolidates with or merges with or into a subsidiary of the Company and such consolidation or merger results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or results in the holders of the outstanding voting securities of this Company immediately prior to such transaction holding less than a majority of the voting securities of this Company or the surviving entity immediately thereafter; or (iv) the Company is liquidated, dissolved or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution..

                           “Commission” means the United States Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act of 1933, as amended.

                           “Common Stock” means and includes the Company’s authorized common stock, par value $0.0001 per share.

                           “Company” shall have the meaning set forth in the preamble.

                           “Director” means a director of the Company.

                                        “Holders” means the entities (or groups of entities, as the case may be) set forth on Schedule I hereto from time to time.

                           “Information” shall have the meaning set forth in Section 3.13.

                           “Other Companies” means Persons that may directly or indirectly compete with any or all of the business of the Company or its subsidiaries.

                           “Person” means and includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

                           “Securities Purchase Agreement” shall have the meaning set forth in the first recital hereof.

                           “Series A Preferred Stock” shall have the meaning set forth in the first recital hereof.

                           “Unlimited Parties” shall have the meaning set forth in Section 3.13.

ARTICLE II
VOTING

                           2.1        Board Nominations.  The Company and the Holders hereby agree that:

                                        (a)         For so long as a Holder (other than an Additional Purchaser or its transferees) and its Affiliates hold at least 200,000 shares of Series A Preferred Stock (as adjusted for stock splits, stock combinations and the like) in the aggregate, each such Holder shall be entitled, through a nominating committee or other procedure adopted by the Board, to designate for nomination by the Board one nominee for election to the Board by the holders of the Series A Preferred Stock, voting as a single class, each time Directors of the Company are to be elected.

                                        (b)        Within 30 days of the first day that a Holder and its Affiliates hold less than 200,000 shares of Series A Preferred Stock (as adjusted for stock splits, stock combinations and the like) in the aggregate, such Holder shall cause the Director nominated by such Holder to resign from the Board.

                           2.2        Board of Directors of the Company.

                                        (a)         So long as a Holder shall hold any shares of Series A Preferred Stock, such Holder shall vote all of its shares of Series A Preferred Stock for the election of all Directors nominated pursuant to Section 2.1 hereof.  The nominee designated by each Holder shall be identified in a proxy statement delivered to the Company stockholders in connection with any annual meeting of stockholders or to the Holders in connection with a special meeting of the Holders of Series A Preferred Stock, if such nominees have not been already elected by written consent of the Holders.

                                        (b)        Each Holder shall appear in person or by proxy at all annual or special meetings of stockholders and at all special meetings of the holders of Series A Preferred Stock for the purpose of obtaining a quorum and shall vote or cause the vote of the Series A Preferred Stock owned by such Holder or by any Affiliate of such Holder, either in person or by proxy, to be cast in accordance with the provisions of this Article II.

                                        (c)         Each Holder shall vote all of its Series A Preferred Stock in favor of removal from the Board, upon notice by a Holder that an individual designated by it pursuant to Section 2.1 should be removed, and to use its best efforts to cause the Board to fill the vacancy so vacated with another person designated by such Holder (unless such removal resulted from such Holder and its Affiliates holding less than an aggregate of 200,000 shares of Series A Preferred Stock, as adjusted for stock splits, stock combinations and the like).  Each Holder shall cooperate fully in connection with the nomination of Directors, the voting of its shares of Series A Preferred Stock, the execution of written consents (if then permissible under the Certificate of Incorporation (as amended and restated from time to time) of the Company), the calling of meetings and other stockholder matters to effect the provisions of this Article II.

                                        (d)        If any Director nominated pursuant to Section 2.1 is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, the Holder who designated such Director will be entitled to designate an individual to fill the vacancy on the Board so created and each Holder will use its best efforts to cause the Board to fill the vacancy so created with the individual so designated, in accordance with the Certificate of Designations (unless such removal or withdrawal resulted from such Holder and its Affiliates holding less than an aggregate of 200,000 shares of Series A Preferred Stock, as adjusted for stock splits, stock combinations and the like).

                                        (e)         Each Holder shall not and shall not permit any of its Affiliates to grant any proxy or enter into or be bound by any voting trust or voting agreement with respect to its Series A Preferred Stock, or enter into any arrangements of any kind with any Person with respect to its Series A Preferred Stock, in any case in a manner that is inconsistent with the provisions of this Agreement.

                                        (f)         The Company shall take such actions as may be necessary to permit the Holders to elect the nominees of each Holder pursuant to the provisions of this Article II or to appoint such nominees to the Board to fill any vacancy resulting from the death, resignation, removal or other withdrawal from the Board of a Director previously designated by such Holder of the Series A Preferred Stock (unless such removal or withdrawal resulted from such Holder and its Affiliates holding less than an aggregate of 200,000 shares of Series A Preferred Stock (as adjusted for stock splits, stock combinations and the like)), and if necessary, to be included in the slate of nominees recommended by the Board to the Company’s stockholders for election as Directors.

                                        (g)        For so long as any Series A Preferred Stock is outstanding, the number of Directors serving on the Board shall be fixed by resolution of the Board at twelve (12) and shall not be increased or decreased except in accordance with Section 6(f) of the Certificate of Designations.

                           2.3        Board Observation Rights.  If a Holder (other than an Additional Purchaser or its transferees) (a) possesses the right to designate for nomination to the Board its nominee pursuant to Section 2.1(a), or (b) no longer possesses a right to designate for nomination to the Board its nominee pursuant to Section 2.1(a) because such Holder and its Affiliates hold less than an aggregate of 200,000 shares of Series A Preferred Stock (as adjusted for stock splits, stock combinations and the like), but such Holder and its Affiliates hold at least an aggregate of 2,000,000 shares of the Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangable for shares of Common Stock, and the exchange or conversion of all securities convertible or exchangeable for Common Stock), then such Holder shall be entitled to designate one individual to serve as a Board Observer.  Such Board Observer will be invited to attend all meetings of the Board and any Board committees as an observer and to receive copies of all materials and communications provided to the Board and Board committees when so distributed.  The Board Observer will not be excluded from any portion of Board meetings, Board committee meetings or Board discussions except for those portions (a) in which the Company’s counsel communicates with the Board on matters where Board Observer’s attendance would result in loss of the attorney-client privilege for the Company  and (b) in which, in the good faith judgment of counsel to the Company, participation by the Board Observer is not appropriate under applicable law.

                           2.4        Conversion of Series A Preferred Stock.  Any Holder (including its Affiliates) who converts more than 50% of the shares of Series A Preferred Stock (as adjusted for stock splits, stock combinations and the like) purchased by it pursuant to the Securities Purchase Agreement or Additional Purchase Agreement, as applicable, shall, at the written request of the Company, convert all of its remaining shares of Series A Preferred Stock, if any, within five (5) Business Days of receipt of such request, in accordance with Section 7(c) of the Certificate of Designations.  Any transferee of a Holder (other than a Holder’s Affiliates) who converts more than 50% of the shares of Series A Preferred Stock transferred to it by a Holder shall, at the written request of the Company, convert all of its remaining shares of Series A Preferred Stock, if any, within five (5) Business Days of receipt of such request, in accordance with Section 7(c) of the Certificate of Designations.

                           2.5        Approval of Certain Actions by Holders of Series A Preferred Stock.

                                        (a)         For so long as any shares of Series A Preferred Stock remain issued and outstanding, the Company shall not, without the affirmative consent or approval of the holders of record representing 75% or more of the shares of Series A Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company’s capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company’s Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock): (i) enter into any agreement that would restrict the Company’s ability to perform under the Securities Purchase Agreement; (ii) amend its Certificate of Incorporation (including the Certificate of Designations) or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Preferred Stock; (iii) engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Preferred Stock as a class; or (iv) complete any Change of Control Transaction (provided that if less than 400,000 shares of the Series A Preferred Stock are then outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like) and the then holders of Series A Preferred Stock refused to consent to such Change of Control Transaction, the Company may, at its option, redeem all, but not less than all, of such Series A Preferred Stock pursuant to Section 6(e)(i)(D) of the Certificate of Designations.

                                        (b)        For so long as at least 800,000 shares of Series A Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Company shall not, without the affirmative consent or approval of the holders of shares representing 66-2/3% of the shares of Series A Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company’s capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company’s Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock):  (i) authorize or issue any capital stock or other equity security with rights, preferences or privileges that are senior to or pari passu with the Series A Preferred Stock or any securities convertible or exchangeable into such capital stock or equity, other than (x) Series A Preferred Stock issued upon exercise of the Series A Preferred Stock Warrants issued pursuant to the Securities Purchase Agreement, (y) Series A Preferred Stock issued to the Additional Purchasers (as defined in the Securities Purchase Agreement), if any, or issued upon exercise of the Series A Preferred Stock Warrants issued to the Additional Purchasers, if any, in compliance with Section 2.3 of the Securities Purchase Agreement, or (z) Series A Preferred Stock issued as payment in kind of any accrued but unpaid dividends on the Series A Preferred Stock; (ii) authorize or issue any options, rights or warrants to purchase capital stock of the Company, other than Series A Preferred Stock Warrants issued to the Additional Purchasers, if any, in compliance with Section 2.3 of the Securities Purchase Agreement, or enter into any agreement or amendment with respect to any outstanding options, rights or warrants to purchase capital stock of the Company that reduces or that has the effect of reducing the per share exercise price for any such options, rights or warrants or by canceling existing options, rights or warrants in connection with the grant of a new option, right or warrant; (iii) authorize or issue any debt securities of the Company, other than debt under the Company’s existing revolving lines of credit in effect on the date hereof or the replacement thereof on substantially similar terms, and any additional debt up to $1,000,000 in the aggregate issued or incurred in the ordinary course of business (excluding trade payables incurred in the ordinary course of business); (iv) purchase, redeem, or otherwise acquire any of the Company’s capital stock, other than the redemption of the Series A Preferred Stock; (v) enter into any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries; (vi) sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business; (vii) declare or pay any cash dividends or make any distributions on any of its capital stock, other than on the Series A Preferred Stock; (viii) authorize the payment or pay to any individual employee of the Company of cash compensation in excess of $500,000  per annum; or (ix) enter into any transactions (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its Affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

                                        (c)         For so long as at least 1,200,000 shares of Series A Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Company shall not, without the affirmative consent or approval of the holders representing 66-2/3% of the shares of Series A Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company’s capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company’s Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock):  (i) terminate or newly appoint the chief executive officer or president of the Company; (ii) approve any annual capital budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or (iii) approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000; provided, however, the Company shall have the right to make any reasonable emergency capital expense that the Board of Directors determines is necessary to maintain operations as a result of a catastrophic event.

                           2.6        Successors.  The provisions of this Agreement shall be binding upon the successor in interest to any Holder of the Series A Preferred Stock.  The Company shall not permit the transfer of any of the Series A Preferred Stock on its books or issue a new certificate representing any of the Series A Preferred Stock unless and until the Person to whom such Series A Preferred Stock is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Person were a Holder hereunder; provided, however, that such successor Persons shall not have any rights to designate any Directors pursuant to Section 2.1(a) nor any rights under Section 2.3 (except in the case of Section 2.1(a) or Section 2.3 if such Person is an Affiliate of a Holder having rights thereunder).

                           2.7        Aggregation. For purposes of determining the number of shares of Series A Preferred Stock held (or converted) by a Holder pursuant to this Article II, the number of shares of Series A Preferred Stock held (or converted) by all of such Holder’s Affiliates shall be aggregated with the number of shares of Series A Preferred Stock held (or converted) by such Holder.

                           2.8        Agreement of Additional Purchasers Regarding Special Approval Rights Vote.  In connection with any vote, approval or written consent of the holders of shares of Series A Preferred Stock pursuant to Section 2.5 of this Agreement (and/or Section 6(e) of the Certificate of Designations), each Additional Purchaser (and its Affiliates or their respective transferees) shall vote or otherwise grant its approval or written consent for its shares of Series A Preferred Stock (prior to the close of voting but after the votes, approvals or written consents of all of the other holders of Series A Preferred Stock casting votes, approvals or written consents have been tallied) in the same proportion to the aggregate affirmative and negative votes, approvals or written consents of the other holders of Series A Preferred Stock, with respect to each proposal submitted for vote, approval or written consent.

ARTICLE III
 GENERAL PROVISIONS

                           3.1        Legend on Share Certificates.

                                        (a)         All certificates for shares of Series A Preferred Stock that are subject to the terms and provisions of Article 2, in addition to such other legends as may be required by law, shall bear the legend set forth in Section 9.3 of the Securities Purchase Agreement (and any other legend required by any other agreement contemplated by the Securities Purchase Agreement), as applicable, and the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN REQUIREMENTS AS TO VOTING CONTAINED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JULY 31, 2001 (AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME), BETWEEN THE COMPANY AND CERTAIN STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                                        (b)        Upon the termination of this Agreement, each Holder shall be entitled to receive, in exchange for any certificate bearing the legend described in Section 3.1(a), a certificate that no longer bears the legend set forth in Section 3.1(a), unless the Company shall have sooner determined (based upon advice of legal counsel) that such legend is no longer required by law.

                           3.2        Injunctive Relief.  It is acknowledged that it is impossible to measure in money the damages that would be suffered if the parties fail to comply with the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law.  Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought in equity to enforce any of such provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                           3.3        Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                           3.4        Governing Law.  Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

                           3.5        Entire Agreement; Amendment; Waiver.

                                        (a)         This Agreement, together with the Certificate of Designations, contains the entire agreement among the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by the Holders and by the Company.  Any such amendment so approved shall be binding on all Holders and all other Persons bound by this Agreement.  No waiver of any term or provision shall be effective unless in writing signed by the party to be charged.

                                        (b)        The Company may enter into the Additional Purchase Agreement.  Each Holder agrees that upon each Additional Purchaser’s acquisition of Series A Preferred Stock and Series A Preferred Stock Warrants in compliance with Section 2.3 of the Securities Purchase Agreement and execution and delivery of a signature page to the joinder agreement between the Company and each such Additional Purchaser pursuant to which such Additional Purchaser agrees to become a party and to be bound by the terms hereof, each such Additional Purchaser shall become a party to this Agreement for all intents and purposes and shall then be a Holder hereunder.  The Company shall then revise Schedule I to reflect the addition of each such Additional Purchaser.  The addition of such new parties and revision of Schedule I shall not constitute a modification, waiver or amendment of this Agreement that requires the consent of or any writing from any of the parties hereto.

                           3.6        Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.

                           3.7        Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                           3.8        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

                           3.9        Notices.  All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

                                        (i)          If to the Company:

                                        1280 Landmeier Road
                                        Elk Grove Village, IL 60007-2410
                                        Fax No. 847-437-4969
                                        Attention:  General Counsel

                                        (ii)         If to a Holder: at the address set forth in the Securities Purchase Agreement, or Additional Purchase Ageeement, as applicable.

                           3.10      Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

                           3.11      Representations and Warranties.  Each party to this Agreement represents and warrants to the other parties to this Agreement that (i) all action on the part of such party necessary for the authorization, execution, delivery and performance of this Agreement has been taken and (ii) this Agreement is the legally valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and to equitable principles relating to enforceability.

                           3.12      No Conflict.  The Company shall not enter into any agreement that is inconsistent with or that would in any way interfere with the rights of the parties hereto.  The Company shall ensure that its Certificate of Incorporation and bylaws do not at any time conflict with the provisions of this Agreement then in effect.  In the event that any such conflict should nevertheless exist, the provisions of this Agreement shall control to the extent permitted under applicable law.

                           3.13      Unlimited Parties.  All parties to this Agreement hereby acknowledge and agree that:

                                        (a)         Nothing in this Agreement shall in any way limit or be construed as limiting the ability of a Holder or its Affiliates or Directors or Board Observers designated by such Holder (collectively, the “Unlimited Parties”), and such Unlimited Parties may, in the past, present or future, carry out and engage in any and all activities associated with their businesses, including, without limitation, underwriting (including, without limitation, underwriting investments of private equity of the Unlimited Parties or other persons in the business of designing, developing, manufacturing or marketing of power conservation and reliability systems, including, without limitation, direct competitors of the Company), trading, brokerage, financing, derivatives, foreign exchange, asset management activities and principal investment, and for the avoidance of doubt and without limiting the generality of the foregoing, the Unlimited Parties may: (i) purchase and hold long or short positions, otherwise make investments, trade or otherwise effect transactions, for their own account or the account of their customers, in the debt or equity securities or loans of persons which may directly or indirectly compete with any or all of the business of the Company (the “Other Companies”); and (ii) provide financial advice to the Other Companies; and

                                        (b)        The Unlimited Parties may have information that may be of interest or value to the Company (“Information”) regarding various matters including without limitation, (i) an Unlimited Party’s products, plans, services and technology, and plan and strategies relating thereto, (ii) current and future investments an Unlimited Party has made, may make, may consider or may become aware of with respect to other companies and other products, services and technology, including without limitation, Other Companies, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, including, without limitation, Other Companies.  The Company agrees that the Unlimited Parties shall have no duty to disclose any Information to the Company or permit the Company to participate in any investments or transactions based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information.

[SIGNATURE PAGE TO FOLLOW]

                           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY		HOLDERS

ELECTRIC CITY CORP., a Delaware corporation		NEWCOURT CAPITAL USA INC., a Delaware corporation

By:	/s/ John Mitola	By:	/s/ Guy Piazza

Name:	John Mitola	Name:	Guy A Piazza

Title:	Chief Executive Officer	Title:	Vice President

EP POWER FINANCE, L.L.C., a Delaware limited liability company

		By:	/s/ Paul E. McGlinn

		Name:	Paul E. McGlinn

		Title:	Managing Director

MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC., a Delaware corporation

		By:	/s/ Thomas A. Clayton

		Name:	Thomas A. Clayton
		Title:	Vice President

ORIGINATORS INVESTMENT PLAN, L.P., a Delaware limited partnership

		By:	MSDW OIP Investors, Inc., its general partner

		By:	/s/ Thomas A. Clayton

		Name:	Thomas Clayton
		Title:	Vice President

DUKE CAPITAL PARTNERS, LLC, a Delaware limited liability company

		By:	/s/ Gerald S. Stalun

		Name:	Gerald S. Stalun

		Title:	EVP + Managing Director

[Signature Page to Stockholders Agreement]

SCHEDULE I

HOLDERS

1.          Newcourt Capital USA, Inc. is a Holder.

2.          EP Power Finance, L.L.C. is a Holder

3.          Morgan Stanley Dean Witter Equity Funding, Inc. together with Originators Investment Plan, L.P. are collectively a Holder.

4.          Duke Capital Partners, LLC is a Holder.